Exhibit 99.1

News Release

M.D.C. HOLDINGS ANNOUNCES EXPANDED CREDIT FACILITY AND SELECTED PRELIMINARY 2017 THIRD QUARTER RESULTS

DENVER, COLORADO, Wednesday, October 4, 2017. M.D.C. Holdings, Inc. (NYSE: MDC) today announced an increase in the aggregate commitment and maturity under its unsecured revolving credit facility. Additionally, the Company announced selected preliminary results for the 2017 third quarter. These results are preliminary and unaudited. The Company is scheduled to announce final results for the 2017 third quarter on November 2, 2017 followed by a 12:30 P.M. (ET) conference call that will be broadcast live on its website.

●	Aggregate commitment under unsecured revolving credit facility increased from $550 million to $700 million, with a two year increase in maturity
●	Pretax gain of approximately $52 million on investment sales
●	Home sale revenues up 2% year-over-year to $584.9 million
●	Dollar value of net new orders up 6% year-over-year to $596.7 million
●	Ending backlog dollar value up 6% year-over-year to $1.71 billion
●	Approved more than 2,500 lots for purchase in 37 communities

Increased Commitment and Extended Maturity for Unsecured Revolving Credit Facility

At the end of September, MDC increased the aggregate commitment under its existing $550 million unsecured revolving credit facility to $700 million and extended the facility's maturity by two years to December 2022. The facility permits an increase in the maximum commitment amount to as much as $1.25 billion upon the Company's request, subject to receipt of additional commitments from existing lenders and, in the case of additional participant lenders, the consent of the co-administrative agents.

A total of seven lenders are participating in the facility, with U.S. Bank National Association, as designated agent and co-administrative agent, Citibank, N.A., as co-administrative agent, and SunTrust Bank and PNC Bank, National Association, as co-syndication agents. The other lenders are Bank of the West, Regions Bank and ZB, N.A. dba Vectra Bank Colorado.

Gain on Investment Sales

The Company recognized a pretax gain of approximately $52 million in the 2017 third quarter related to recent investment sales. The majority of the gain relates to the sale of the Company’s metropolitan district bond securities, which we held for the past ten years and relate to a master-planned community being developed by one of our homebuilding subsidiaries.

Solid Sales, Closings, and Backlog Levels

Home sale revenues for the 2017 third quarter, on a preliminary basis, increased 2% year-over-year to $584.9 million, primarily driven by a 2% increase in deliveries to 1,317. The backlog conversion rate for the quarter was 38%.

The dollar value of our net new orders for the 2017 third quarter increased 6% year-over-year to $596.7 million, primarily due to an 8% increase in the average selling price of net new orders. The number of net new orders decreased 2% year-over-year to 1,270, as a 2% improvement in our monthly sales absorption pace was more than offset by a 4% decline in our average active community count. We ended the 2017 third quarter with 154 active subdivisions.

Our backlog value at the end of the 2017 third quarter was up 6% year-over-year to $1.71 billion, driven primarily by a 5% increase in the average selling price of homes in backlog. The number of homes in backlog was up slightly to 3,463 at September 30, 2017.

Strong Lot Approval Activity

During the 2017 third quarter, the Company approved 2,509 lots for purchase, an increase of 85% from the same period a year ago. For the nine months ended September 30, 2017, we approved 7,836 lots for purchase, more than double the number of lots approved for the nine months ended September 30, 2016.

With lot approval activity considerably exceeding home closing levels for both 2017 periods, the total number of lots controlled at the end of the 2017 third quarter increased significantly, both sequentially and year-over-year.

Management Commentary

Larry A. Mizel, MDC's Chairman and Chief Executive Officer, said, “The amendment to our credit facility both increases our liquidity and extends a valuable source of low cost borrowing, providing us with additional financial flexibility to take advantage of opportunities to grow our business. We appreciate the confidence our lenders have shown in MDC and the homebuilding industry through their support of this transaction.”

Mr. Mizel continued, “The sale of our metropolitan district bond securities, along with other investment positions, not only further enhances our liquidity, but also locks in added value for our shareholders. We are excited for the opportunity to reinvest our gains into new homebuilding opportunities, especially given the significant year-over-year increase in lot acquisition approvals we have seen during 2017.”

Mr. Mizel concluded, “Despite the challenges presented to our Florida operations by Hurricane Irma and our Colorado operations by the Weyerhaeuser joist issue, we increased both our home sale revenues and our dollar value of net orders year-over-year for the 2017 third quarter. Without the impact of these two events, we believe both metrics could have improved even more.”

About MDC

M.D.C. Holdings, Inc. was founded in 1972. MDC's homebuilding subsidiaries, which operate under the name Richmond American Homes, have built and financed the American Dream for more than 190,000 homebuyers since 1977. MDC's commitment to customer satisfaction, quality and value is reflected in each home its subsidiaries build. MDC is one of the largest homebuilders in the United States. Its subsidiaries have homebuilding operations across the country, including the metropolitan areas of Denver, Colorado Springs, Salt Lake City, Las Vegas, Phoenix, Tucson, Riverside-San Bernardino, Los Angeles, San Diego, Orange County, San Francisco Bay Area, Sacramento, Washington D.C., Baltimore, Orlando, Jacksonville, South Florida, Seattle and Portland. The Company's subsidiaries also provide mortgage financing, insurance and title services, primarily for Richmond American homebuyers, through HomeAmerican Mortgage Corporation, American Home Insurance Agency, Inc. and American Home Title and Escrow Company, respectively. M.D.C. Holdings, Inc. is traded on the New York Stock Exchange under the symbol "MDC." For more information, visit www.mdcholdings.com.

Forward-Looking Statements

Certain statements in this release, including any statements regarding our business, financial condition, results of operation, cash flows, strategies and prospects, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of MDC to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic conditions, including changes in consumer confidence, inflation or deflation and employment levels; (2) changes in business conditions experienced by MDC, including cancellation rates, net home orders, home gross margins, land and home values and subdivision counts; (3) changes in interest rates, mortgage lending programs and the availability of credit; (4) changes in the market value of MDC’s investments in marketable securities; (5) uncertainty in the mortgage lending industry, including repurchase requirements associated with HomeAmerican Mortgage Corporation’s sale of mortgage loans (6) the relative stability of debt and equity markets; (7) competition; (8) the availability and cost of land and other raw materials used by MDC in its homebuilding operations; (9) the availability and cost of performance bonds and insurance covering risks associated with our business; (10) shortages and the cost of labor; (11) weather related slowdowns and natural disasters; (12) slow growth initiatives; (13) building moratoria; (14) governmental regulation, including the interpretation of tax, labor and environmental laws; (15) terrorist acts and other acts of war; (16) changes in energy prices; and (17) other factors over which MDC has little or no control. Additional information about the risks and uncertainties applicable to MDC's business is contained in MDC's most recent annual report on Form 10-K and our subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this press release will increase with the passage of time. MDC undertakes no duty to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or webcasts should be consulted.

Contact:      Kevin McCarty

Vice President of Finance and Corporate Controller

1-866-424-3395 / 720-977-3395

IR@mdch.com